UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2022

ALBIREO PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33451 (Commission File Number)	90-0136863 (IRS Employer Identification No.)

53 State Street, 19th Floor Boston, Massachusetts (Address of principal executive offices)	02109 (Zip Code)

(857) 254-5555

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ALBO	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 22, 2022, Albireo Pharma, Inc. and Albireo AB (collectively, the “Company”) entered into a purchase and sale agreement with Sagard Healthcare Partners (Delaware) LP (“Sagard”) for the sale of a royalty on revenues generated from Bylvay (odevixibat) (the “Purchase Agreement”) for an aggregate purchase price of $115 million payable upon the closing of the transaction, which occurred on September 22, 2022 (the “Closing”).

In consideration for the payment of such purchase price, the Company is obligated to pay to Sagard a royalty on the worldwide annual consolidated net revenues of Bylvay (the “Included Product Revenue”) at a royalty rate of (A) 12.5% for Included Product Revenue up to and including $250 million, (B) 5% for Included Product Revenue in excess of $250 million but less than or equal to $350 million, and (C) prior to approval of a New Drug Application by the U.S. Food and Drug Administration of Bylvay for the treatment of biliary atresia (the “Marketing Approval”), 5% for Included Product Revenue in excess of $350 million and, from and after Marketing Approval, the royalty rate is decreased to 1% for Included Product Revenue in excess of $350 million (such payments, collectively, the “Royalty Payments”), for an expected average royalty rate in the mid-single digits based on current sales forecasts. These royalty obligations payable to Sagard are capped at $184 million, but the cap will be increased to $230 million if Sagard has not received aggregate Royalty Payments of $184 million by December 31, 2028 (the applicable cap, the “Royalty Cap”). In addition, if the aggregate amount of Royalty Payments received by Sagard as of December 31, 2036 is less than $230 million, the Company has agreed to pay Sagard the difference between the Royalty Cap and the aggregate amount of all Royalty Payments received by Sagard as of December 31, 2036 (such difference, the “True-Up Payment”).

In addition, at any time after the Closing, the Company has the right, but not the obligation (the “Call Option”), to buy out Sagard’s interest in the Royalty Payments at a repurchase price (the “Put/Call Payment”) equal to the difference between (a) a specified amount ranging from $149.5 million up to $230 million, based on the period of time between the Closing and the exercise of the Call Option, and (b) the aggregate amount of Royalty Payments that have been received by Sagard. Further, Sagard has the right, but not the obligation, to require the Company to make the Put/Call Payment at any time during the 180 days following the occurrence of certain specified events, including, but not limited to, a sale or merger of the Company resulting in a change of control, certain uncured material breaches of the Purchase Agreement by the Company, the withdrawal or suspension of marketing approval for Bylvay, or any sale or other disposition of Bylvay by the Company within the United States. The Company has also agreed that the Put/Call Payment will be automatically payable upon the occurrence of a bankruptcy event.

The Purchase Agreement contains various representations and warranties, information rights, non-financial covenants, indemnification obligations and other provisions that are customary for a transaction of this nature, including restrictions on, among other things, the Company’s ability to incur indebtedness and dispose of material intellectual property related to Bylvay. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The Company also agreed to grant a first lien security interest on the Company’s right, title and interest in the Included Product Revenue and related collateral, and agreed to a negative pledge on the Company’s assets, including its intellectual property.

The Purchase Agreement provides that it will automatically terminate at such time as the Company is no longer obligated to make any Royalty Payments, True-Up Payment, or Put/Call Payment under the agreement. The Purchase Agreement may also be terminated by mutual written agreement of the parties.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2022 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release announcing the Purchase Agreement on September 22, 2022. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated September 22, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBIREO PHARMA, INC.

Date: September 22, 2022	/s/ Ronald H.W. Cooper
Ronald H.W. Cooper
President and Chief Executive Officer